UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, For use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

WALKER INNOVATION INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Walker Innovation Inc.
Two High Ridge Park
Stamford, CT 06905

August 6, 2018

Dear Fellow Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders of Walker Innovation Inc. at 10:00 a.m. local time, on Wednesday, September 5, 2018 at Five High Ridge Park, Stamford, CT 06905.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Special Meeting.

Whether or not you attend, it is important that your shares be represented and voted at the Special Meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Special Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your continued support.

Sincerely,

Jay S. Walker
Executive Chairman

Notice of Special Meeting to Stockholders

Wednesday, September 5, 2018

10:00 a.m. local time

Five High Ridge Park, Stamford, CT 06905

The Special Meeting of Stockholders (the “Special Meeting”) of WALKER INNOVATION INC., a Delaware Corporation (the “Company”), will be held at Five High Ridge Park, Stamford, CT 06905 on Wednesday, September 5, 2018 at 10:00 a.m. local time, for the following purposes:

1.

To authorize and approve the complete liquidation and dissolution of the Company (the “Liquidation and Dissolution”) pursuant to the Plan of Complete Liquidation and Dissolution of the Company substantially in the form of Appendix A attached to this Proxy Statement (the “Plan of Dissolution”); and

2.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors set August 1, 2018 as the record date for the meeting. This means that owners of record of shares of Common Stock and Series B Convertible Preferred Stock of the Company as of close of business on that date are entitled to:

●	receive this notice of the meeting; and

●	vote at the meeting and any adjournments or postponements of the meeting.

We will make available a list of stockholders of record as of the close of business on August 1, 2018 for inspection for any purpose germane to the meeting during normal business hours from August 20, through September 4, 2018 at the Company’s principal place of business, Two High Ridge Park, Stamford, CT 06905. This list will also be available to stockholders for any such purpose at the meeting.

August 6, 2018
Stamford, CT

By Order of the Board of Directors, Jonathan A. Siegel Chief Executive Officer and Secretary

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Special Meeting in person, we urge you to vote your shares as described in the enclosed materials. You may sign, date and mail the proxy card in the enclosed return envelope. Submitting your proxy now will not prevent you from voting your shares at the Special Meeting if you desire to do so, as your proxy is revocable at your option.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and the other information we incorporate by reference herein before voting.

Special Meeting Information

Date and Time:	Wednesday, September 5, 2018 at 10:00 a.m. local time

Place:	Five High Ridge Park, Stamford, CT 06905

Proposals to be Voted on at the Special Meeting

At the Special Meeting, our stockholders will be asked to:

Items of Business		Board Recommendation

Item 1.	Approve the voluntary Liquidation and Dissolution of the Company pursuant to the Plan of Dissolution substantially in the form of Appendix A attached to this Proxy Statement (page 10)	FOR

WALKER INNOVATION INC.

Two High Ridge Park

Stamford, CT 06905

Proxy Statement

For Special Meeting of Stockholders

to be held September 5, 2018

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Walker Innovation Inc. (the “Company,” “Walker Innovation,” “we,” “us,” or “our”) for the Special Meeting of Stockholders to be held on September 5, 2018 at Five High Ridge Park, Stamford, CT 06905, at 10:00 a.m., local time and at any adjournment or postponement of the meeting.

This Proxy Statement, including the information we incorporate by reference herein, will be mailed to our stockholders on or about August 9, 2018.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Special Meeting. Written notice of such revocation should be forwarded directly to Joanne Gray, Assistant Secretary, Walker Innovation Inc., Two High Ridge Park, Stamford, CT 06905.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at http://www.astproxyportal.com/ast/19637.

Questions and Answers about the Special Meeting of Stockholders

Who is entitled to vote at the Special Meeting?

The record date of the Special Meeting is August 1, 2018 (the “Record Date”). Only stockholders of record of shares of common stock or Series B Convertible Preferred Stock at the close of business on Record Date are entitled to receive notice of and vote at our Special Meeting. Each share of the Company’s common stock entitles its holder to one vote on any matter submitted to the stockholders. The holders of the shares of Series B Convertible Preferred Stock will vote together with the common stock on all matters where stockholders are entitled to vote. The holders of shares of Series B Convertible Preferred Stock are entitled to cast an aggregate of 80% of the total votes that may be cast with respect to any such matter. As of the Record Date we expect there will be 20,094,314 shares of common stock and 14,999,000 shares of Series B Convertible Preferred Stock outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, LLC (“AST”), you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.

What different methods can I use to vote?

By Written Proxy. All stockholders of record can vote by written proxy card. If you do not wish to vote in person or you will not be attending the Special Meeting, you may vote by proxy. To vote by proxy using the enclosed proxy card, please complete, sign and date your proxy card and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you vote by proxy, your vote must be received by 12:00 p.m. Eastern Time on September 4, 2018 to be counted. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.

If you are a beneficial owner, you will receive voting instructions from your bank or brokerage firm describing the available processes for voting your stock. If you do not give voting instructions to your bank or brokerage firm, your broker may not vote your shares for you on any items of business to be voted upon at the Special Meeting.

In Person. All stockholders of record may vote in person at the Special Meeting. If you are a beneficial owner and want to vote your shares at the Special Meeting, you will need to ask your bank, brokerage firm or nominee to furnish you a legal proxy. You will need to present a properly executed legal proxy for examination by the inspector of elections at the Special Meeting before you will be able to vote the shares you beneficially own at the Special Meeting.

Important Consideration for beneficial owners. You must instruct your bank or brokerage firm if you want your shares to be counted at the Special Meeting. Please follow the instructions provided by your broker so that your vote can be counted.

Quorum Requirement for the Special Meeting

The holders of record of a majority of the voting power of all the then outstanding shares entitled to vote at the Special Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Special Meeting. Abstentions, broker-non votes and votes withheld are included in the count to determine a quorum. Walker Digital, LLC (“Walker Digital”), the owner of a majority of the voting power of all outstanding shares entitled to vote at the Special Meeting has indicated to the Company that it plans to attend the meeting in person or by proxy, accordingly it is likely that a quorum will be present at the Special Meeting.

What will be voted on at the Special Meeting? At the Special Meeting stockholders will be asked to approve a proposal to authorize and approve the voluntary Liquidation and Dissolution of the Company pursuant to the Plan of Dissolution substantially in the form of Appendix A attached to this Proxy Statement. This proposal is described more fully below in this Proxy Statement.  As of the date of this Proxy Statement, the only business that the Board intends to present or knows of that others will present at the meeting is set forth in this Proxy Statement.  If any other matter or matters are properly brought before the meeting, the persons who hold proxies intend to vote the shares they represent in accordance with their best judgment.

How does the Company’s controlling shareholder plan to vote? Walker Digital has indicated to the Company that it plans to vote all of its 1,661,242 shares of common stock and 14,999,000 shares of Series B Preferred Stock in favor of approval of the Plan of Dissolution. Accordingly, it is likely that the Plan of Dissolution will be approved at the Special Meeting.

What will happen if the Plan of Dissolution is ratified and approved? If the Plan of Dissolution is authorized, we will file a Certificate of Dissolution with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations, and make distributions to stockholders of available liquidation proceeds. We expect to close our stock transfer books and to discontinue recording transfers and issuing stock certificates on or around the Effective Date – the date that the Certificate of Dissolution filed with the Delaware Secretary of State becomes effective. The Effective Date will be announced as soon as reasonably practicable after that time. We anticipate that we will notify FINRA of our impending dissolution and request that our common stock stop trading on the OTCQB. Accordingly, we expect that trading in our shares of common stock will cease on or as soon as practicable after the Effective Date.

How does the board of directors recommend that I vote? The Board recommends that you vote your shares “FOR” approval of Item 1.

What will stockholders receive in the liquidation? Pursuant to the Plan of Dissolution, we intend to liquidate all of our remaining non-cash assets and, after satisfying or making reasonable provision for the satisfaction of claims, obligations and liabilities as required by law, distribute any remaining cash to our stockholders. We can only estimate the amount of cash that may be available for distribution to stockholders. We estimate that the aggregate amount of cash distributions to stockholders will be in the range of $0.50 to $0.53 per share of common stock, including shares of common stock into which the Series B Preferred Stock is convertible.  The holder of the Series B Preferred Stock is entitled receive its ratable portion of the assets and funds of the Corporation legally available for distribution based on the number of shares of common stock into which the Series B Preferred Stock is convertible at the then effective conversion rate (which is currently 1:1, and it is expected to be such as of the date of distributions to stockholders).

Many of the factors influencing the amount of cash distributed to stockholders as a liquidation distribution cannot be currently quantified with certainty and are subject to change.  Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Dissolution and Liquidation when you vote on the proposal to approve the Plan of Dissolution.  You may receive substantially less than the amount currently estimated.

When will stockholders receive payment of any available liquidation proceeds? Although we are not able to predict with certainty the precise nature, amount or timing of any distributions, we expect to make an initial distribution as soon as reasonably practicable following the Effective Date. We are not able to predict with certainty the precise nature, amount or timing of any distributions, primarily due to our inability to predict the amount of our remaining liabilities or the amount that we will expend during the course of the liquidation and the net value, if any, of our remaining non-cash assets. We have received a valuation analysis of one of the patent families in the Company’s portfolio which estimates the residual value of such patent as below the continued required maintenance fees, which taken together with the recent financial results of the Licensing and Enforcement business is indicative of the likelihood that any additional distributions to stockholders resulting from the disposition of our remaining non-cash assets are highly unlikely and, if made, will be de minimis. If the amount of our liabilities and the amounts that are spent during the liquidation are greater, or the value of our non-cash assets is less than we anticipate, stockholders may receive substantially less than the amount estimated. The Board has not established a firm timetable for any final distributions to stockholders. Subject to contingencies inherent in winding up our business, the Board intends to authorize any distributions as promptly as reasonably practicable in our best interests and the best interests of stockholders. The Board, in its discretion, will determine the nature, amount and timing of all distributions. In any liquidation of the Company, the claims of secured and unsecured creditors of the Company take priority over the stockholders.

What happens to my shares of stock after the dissolution of Walker Innovation Inc.? The liquidating distributions to stockholders pursuant to the Plan of Dissolution shall be in complete redemption and cancellation of all of the outstanding shares of the Company’s common stock and the Series B Preferred Stock. Thereafter, each holder of common stock and Series B Preferred Stock will cease to have any rights with respect to the shares, except the right to receive distributions, if any, pursuant to the Plan of Dissolution.

Should I send in my stock certificates now? No. You should not forward your stock certificates before receiving instructions to do so.

As a condition to receipt of the liquidating distributions, the Board or trustees, if any, may require stockholders to surrender their certificates evidencing their shares of common stock or Series B Preferred Stock in the Company or to furnish evidence satisfactory to the Board or trustees, if any, of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board or any trustees. If the surrender of stock certificates will be required following the dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to stockholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such stockholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property).

Can I still sell my shares? Yes, for a limited period of time. We expect that our common stock will continue to be quoted on the OTCQB prior to the Special Meeting. However, the Board may direct that our stock transfer books be closed and recording of transfers of common stock discontinued as of the earliest of:

●	the close of business on the Record Date fixed by the Board for the first or any subsequent installment of any liquidating distribution;

●	the close of business on the date on which our remaining assets are transferred to a liquidating trust; or

●	the date on or as soon as reasonably practicable after which we file our Certificate of Dissolution with the Delaware Secretary of State.

We expect that the Board will close our stock transfer books on or around the Effective Date. Thereafter, certificates representing shares of our common stock and Series B Preferred Stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates.

Do I have appraisal rights? No. Under the Delaware General Corporation Law (“DGCL”), stockholders are not entitled to assert appraisal rights with respect to the Plan of Dissolution.

What do stockholders need to do now? After carefully reading and considering the information contained in this Proxy Statement and the documents delivered with and incorporated by reference into this Proxy Statement, each stockholder should complete, sign and date his or her Proxy Card and mail it in the enclosed postage prepaid envelope as soon as possible, but in no event later than August 31, 2018, so that his or her shares may be represented at the Special Meeting.

Why am I receiving these proxy materials? You are receiving these proxy materials because you were a stockholder of record at the Record Date, the close of business on August 1, 2018. As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy? Stockholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

●	FOR the approval of the voluntary Dissolution and Liquidation of the Company

What can I do if I change my mind after I vote my shares? You may revoke any proxy by notifying us using any of the following methods: (i) written notice should be forwarded directly to Joanne Gray, Assistant Secretary, Walker Innovation Inc., Two High Ridge Park, Stamford, CT 06905; (ii) by voting a subsequent proxy; or (iii) in person at the Special Meeting.

Tabulation of Votes

The votes received by proxy will be tabulated and certified by our transfer agent, AST. All other votes will be tabulated by an inspector of election at the meeting.

BACKGROUND AND REASONS FOR THE DISSOLUTION AND LIQUIDATION OF THE COMPANY

Walker Innovation Inc., a Delaware corporation (formerly known as Patent Properties, Inc.), is the successor to Global Options Group, Inc., which in 2010 sold its four previous operating units and determined that, following those transactions, it was a “shell company.” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. In connection with an Agreement and Plan of Merger dated as of July 11, 2013, Walker Digital Holdings, LLC (“Walker Holdings”) was formed as a limited liability company in the State of Delaware on June 3, 2013. Immediately prior to the closing of the related merger (the “Merger”) on September 18, 2013 (the “Closing Date”), Walker Digital, then the sole member of Walker Holdings, contributed Walker Licensing, a segment of Walker Digital, to Walker Holdings. Upon the closing of the Merger, our newly formed, wholly-owned subsidiary (“Merger Sub”) merged with and into Walker Holdings, and Walker Holdings became our wholly-owned subsidiary. Immediately following the Merger, the business of Walker Holdings became the business of the Company. Subsequent to the Closing Date, Walker Holdings changed its name to Inventor Holdings, LLC (“IH LLC”). All of the patents we own through IH LLC f/k/a Walker Holdings were developed internally by Walker Digital, with Jay Walker as the lead inventor named on almost all patents issued.

We have two distinct lines of businesses: we develop and commercialize our unique portfolio of intellectual property assets through our licensing and enforcement operations (“Licensing and Enforcement”) and, in early 2015 we launched an innovation business, which consists of Haystack IQ™ (formerly known as “The United States Patent Utility™”) and custom business innovation services. In light of significant adverse developments affecting patent enforcement entities arising from certain Supreme Court holdings and legislative changes affecting our industry, our operating business lines have reported minimal revenues in recent periods and our current plan of operation, prior to the decision of the Board to pursue the Plan of Dissolution, included a carefully focused Licensing and Enforcement program, efforts to improve operational efficiencies and preserve cash, and an effort to acquire, through merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, one or more operating businesses, either within our current verticals or in new industry segments, or control of such operating businesses through contractual arrangements. After an extended period of evaluation, and in consultation with a financial advisor engaged to provide guidance in this regard, the Board concluded that none of the viable acquisition targets presented characteristics that fulfilled our criteria of increasing shareholder value and creating opportunity for our investors. As a result, on June 28, 2018, the Board adopted resolutions seeking to schedule the Special Meeting and propose for stockholder approval the Plan of Dissolution.

FACTORS TO BE CONSIDERED BY STOCKHOLDERS

IN DECIDING WHETHER TO APPROVE THE PROPOSAL

There are many factors that stockholders should consider when deciding whether to vote to approve the proposal. Such factors include the risk factors set forth below and those risk factors set forth in our other filings with the SEC.

The Company has a history of losses.

Although we did have net income of $16.9 million during the year ended December 31, 2016, we had a net loss of $0.9 million during the year ended December 31, 2017, and we experienced operating losses of $3.1 million and $5.3 million for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, we had an accumulated deficit of $22.5 million. The losses and accumulated deficit were primarily due to the costs associated with our merger in 2013 as well as investments we made to launch our innovation business and conduct litigation related to our Licensing and Enforcement business. Our prior losses have adversely affected our stockholders’ equity and working capital position.

If our expectations regarding the conversion of our assets into cash are inaccurate, the amount we distribute to our stockholders may be reduced.

The amount of cash we can distribute to stockholders depends, in part, on the amount of cash we have available from our cash resources and any we receiving from the liquidation of our assets and the cost of liquidation. The ultimate amount that stockholders receive is subject to uncertainties.

If our expectations regarding liquidation expenses are inaccurate, the amount we distribute to our stockholders may be reduced.

The amount of cash ultimately distributed to stockholders pursuant to the Plan of Dissolution also depends on the amount of our liabilities, obligations and expenses and claims against us, and contingency reserves that we establish during the liquidation process. We have attempted to estimate reasonable reserves for such liabilities, obligations, expenses and claims against us. However, those estimates may be inaccurate.  Factors that could impact our estimates include the following:

●

If any of the estimates regarding the expense of satisfying known outstanding obligations, liabilities and claims during the liquidation process are inaccurate, the amount we distribute to our stockholders may be substantially less than the amount currently estimated.

●

If currently unknown or unanticipated claims are asserted against us, we will have to defend, resolve or reserve for such claims before making distributions to stockholders, which will reduce amounts otherwise available for distribution.

●

We have made estimates regarding the expense of personnel required and other operating expenses (including legal, accounting and other professional fees) necessary to dissolve and liquidate the Company.  Our actual expenses could vary significantly and depend on the timing and manner of the sale of our non-cash assets. If the timing differs from our plans, we may incur additional expenses above our current estimates, which could substantially reduce funds available for distribution to our stockholders.

We may continue to incur the expenses of complying with public company reporting requirements, which may be economically burdensome.  Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934 (“Exchange Act”), even though compliance with such reporting requirements may be economically burdensome and of minimal value to our stockholders. If our stockholders approve the Plan of Dissolution, in order to curtail expenses, we intend, on or about the Effective Date, to seek relief from the SEC to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock.  If we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and, as a result, will be required to continue to incur the expenses associated with these reporting requirements, which will reduce the cash available for distribution to our stockholders. These expenses include, among others, those costs relating to:

●	The preparation, review, filing and dissemination of SEC filings.

●	Maintenance of effective internal controls over financial reporting.

●	Audits and reviews conducted by our independent registered public accountants.

Distributions to stockholders could be reduced if our expectations regarding liabilities and operating expenses are inaccurate.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, insurance, rent, utilities, claims processing fees, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to wind up operations under the Plan of Dissolution. Any unexpected claims, liabilities or expenses or claims, liabilities or expenses that exceed our estimates or if the timing of the closing is later than planned, could reduce the amount of cash available for ultimate distribution to stockholders.  If available cash and amounts received on the sale of our assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute any cash at all to our stockholders.

Distributions to our stockholders could be delayed.

All or a portion of the distributions could be delayed, depending on many factors, including without limitation:

●

If a creditor or other third party seeks an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed are needed to provide for the satisfaction of our liabilities or other obligations.

●	If we become a party to lawsuits or other claims asserted by or against us, including any claims or litigation arising in connection with our decision to liquidate.

●

If we are unable to resolve claims with creditors, licensees of patents in our patent portfolio as to which we may have continuing obligations or other third parties, or if such resolutions take longer than expected.

●	If the issuance of the revenue clearance certificate required to file our Certificate of Dissolution with the Delaware Secretary of State is delayed.

Any of the foregoing could delay or substantially diminish the amount available for distribution to our stockholders. In addition, under the DGCL, claims and demands may be asserted against us at any time during the three years following the Effective Date. Accordingly, the Board expects to obtain and maintain insurance coverage or establish and set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against and obligations of the Company that may arise during the ten-year period following the Effective Date. As a result of these factors, we may retain for distribution at a later date some or all of the estimated amounts that we expect to distribute to stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, a stockholder could be held liable for payment to the Company’s creditors up to the amount actually distributed to such stockholder.

If our stockholders approve the Plan of Dissolution, we will file a Certificate of Dissolution with the State of Delaware, dissolving the Company.  Pursuant to Delaware law, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware courts shall direct, for the sole purpose of winding up our business and affairs.  Following the Effective Date, we will pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual or statutory claims, known to us.  We also expect to obtain and maintain insurance coverage or establish and set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against and obligations of the Company.  If the amount of the contingency reserve, insurance and other resources calculated to provide for the satisfaction of liabilities and claims are insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us, each stockholder could be held liable for amounts due to creditors up to the amounts distributed to such stockholder under the Plan of Dissolution. In such event, a stockholder could be required to return all amounts received as distributions pursuant to the Plan of Dissolution and ultimately could receive nothing under the Plan of Dissolution. Moreover, for United States federal income tax purposes, payments made by a stockholder in satisfaction of our liabilities not covered by the cash or other assets in our contingency reserve or otherwise satisfied through insurance or other reasonable means generally would produce a capital loss for such stockholder in the year the liabilities are paid. The deductibility of any such capital loss generally would be subject to limitations under the Internal Revenue Code of 1986, as amended (the “Code”).

Stockholders may not be able to recognize a loss for United States federal income tax purposes until they receive a final distribution from us.

As a result of our dissolution and liquidation, for United States federal income tax purposes, our stockholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them, and (ii) their tax basis for their shares of our common stock. Liquidating distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year.  Any loss generally will be recognized by a stockholder only when the stockholder receives our final liquidating distribution to stockholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of our Dissolution and Liquidation pursuant to the Plan of Dissolution.

Recordation of transfers of the Company’s common stock on its stock transfer books will be restricted as of a future date that the Board will determine, and thereafter it generally will not be possible for stockholders to sell or change record ownership of their stock.

The Board may direct that our stock transfer books be closed and the recording of transfers of common stock discontinued as of the earliest of (i) the close of business on the record date fixed by the Board for the first or any subsequent installment of any liquidating distribution, (ii) the close of business on the date on which our remaining assets are transferred to a liquidating trust, or (iii) the date on or as reasonably practicable after the date on which we file a Certificate of Dissolution with the Delaware Secretary of State. We expect that the Board will close our stock transfer books on or around the Effective Date.

The directors and officers of the Company will receive additional benefits as a result of the Liquidation and Dissolution.

Following the filing of a Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the fullest extent permitted under Delaware law and our Certificate of Incorporation and Bylaws as in effect immediately prior to the filing of the Certificate of Dissolution.  In addition, we intend to maintain our current directors’ and officers’ insurance policy through the date of dissolution and will obtain runoff coverage for an additional period of time after filing the Certificate of Dissolution.  As described more fully below under “Interests of Management in the Dissolution of the Company,” our executive officers will receive compensation in addition to their interests as stockholders.

If we fail to retain the services of certain key personnel, the Plan of Dissolution may not succeed.

The success of the Plan of Dissolution depends in large part upon our ability to retain the services of certain officers to remain as employees to assist in our liquidation.  Failure to retain these personnel could harm the implementation of the Plan of Dissolution.  If we fail to retain the services of these personnel, we will need to hire others to oversee our Liquidation and Dissolution, which could involve additional compensation expenses, if such other personnel are available at all.  See “Interests of Management in the Dissolution of the Company” below.

The Board may abandon the Plan of Dissolution even if it is approved by the stockholders.

Even if the stockholders approve the Plan of Dissolution at the Special Meeting, if for any reason, the Board determines that such action would be in our best interests and the best interests of the stockholders, the Board may, in its sole discretion and without requiring further stockholder approval, revoke the Plan of Dissolution and abandon the Liquidation and Dissolution, to the extent permitted by the DGCL.  A revocation of the Plan of Dissolution would result in the stockholders not receiving any liquidating distributions pursuant to the Plan of Dissolution.

In addition to the risks described above, you should carefully consider the risks described in our annual report on Form 10-K for the year ended December 31, 2017, and in our quarterly reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018.

TO APPROVE THE DISSOLUTION AND LIQUIDATION

OF THE COMPANY
(Item 1)

General

At the Special Meeting, you will be asked to approve our voluntary dissolution and complete liquidation pursuant to the Plan of Dissolution.  On June 28, 2018, the Board approved, subject to stockholder approval, the Liquidation and Dissolution of the Company pursuant to the Plan of Dissolution, substantially in the form of Appendix A attached to this Proxy Statement and incorporated herein by reference.  The material features of the Plan of Dissolution are summarized below.  We urge stockholders to read the Plan of Dissolution carefully and in its entirety

If the stockholders approve this Item 1, we estimate that the aggregate amount of cash distributions to stockholders will be in the range of $0.50 to $0.53 per share of common stock.  However, uncertainties as to the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distribution.

Dissolution Under Delaware Law

The DGCL provides that a corporation may dissolve upon the recommendation of the board of directors, followed by the approval of its stockholders.  Following such approval, our dissolution would be effected by filing a Certificate of Dissolution with the Delaware Secretary of State.  The corporation is dissolved upon the Effective Date.

Section 278 of the DGCL provides that after a corporation is dissolved, its existence continues for a period of three years “or for such longer period as the Delaware Court of Chancery shall in its discretion direct” for the purpose of prosecuting and defending suits and to enable the corporation gradually to sell its properties and to wind up its affairs and discharge its liabilities.  The process of winding up includes:

●

The collection and disposal of assets that will be applied toward the satisfaction or the making of reasonable provision for the satisfaction of liabilities and claims or that will not otherwise be distributed in kind to the corporation’s stockholders.

●	The satisfaction or making of reasonable provision for satisfaction of liabilities and claims.
●	Subject to statutory limitations, the distribution of any remaining assets to the stockholders of the corporation.
●	The taking of all other actions necessary to wind up and liquidate the corporation’s business and affairs.

In order to ensure that its stockholders and directors are afforded certain protections under the DGCL, Section 280 of the DGCL permits a dissolving corporation to give notice by mail and publication of its dissolution to all persons known to have a claim against the corporation and require those persons to submit their claims in accordance with the notice.  The notice is to be mailed to all known claimants, including persons with claims asserted against the corporation in a pending proceeding to which it is a party, and published in accordance with the DGCL.  Any claim against the corporation will be barred if the known claimant is given the required notice and does not present the claim to the corporation by the cut-off date referred to in the notice.

To dispose of any contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, the corporation must send a notice to the contingent claimants and publish the notice in accordance with the DGCL.  After the receipt of a contingent claim, the corporation must offer the claimant such security that, in the judgment of the corporation, is sufficient to satisfy the claim if it were to mature.  The claimant must notify the corporation within 120 days of the receipt of the offer or the claimant will be deemed to have accepted the security offered by the corporation as the sole source from which the claim will be satisfied.

Finally, the corporation will be required to provide security in an amount that is “reasonably likely” to be sufficient to provide compensation for any unknown claims that are likely to arise or to become known within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine (not to exceed ten years from the date of dissolution).

Principal Provisions of the Plan of Dissolution

This section of the Proxy Statement describes material aspects of the proposed Plan of Dissolution.  While we believe that the description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you.  You should carefully read this entire Proxy Statement, including the Plan of Dissolution attached as Appendix A to this Proxy Statement for a more complete understanding of the Liquidation and Dissolution.

Approval of the Plan of Dissolution and Authority of Officers and Directors

The Dissolution and Liquidation must be approved by the affirmative vote of a majority of all of our outstanding shares of common stock, including shares of Series B Preferred Stock voting on an as-converted basis and entitled to exercise an aggregate of 80% of the total votes that may be cast.  The approval of the Dissolution and Liquidation by the requisite vote of the stockholders will constitute adoption of the Plan of Dissolution and will grant full and complete authority to the Board, without further stockholder action, to do and perform, or to cause our officers to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that the Board deems necessary, appropriate or desirable, in the absolute discretion of the Board, to implement the Plan of Dissolution and to proceed with our Liquidation and Dissolution in accordance with any applicable provision of the DGCL, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up its affairs.

After the Effective Date, we expect that the Board (or some subset thereof) and some of our officers will continue in their positions for the purpose of winding up our business and affairs. The Board may appoint officers, hire employees and retain independent contractors and agents in connection with the winding up process, and is authorized to pay compensation to or otherwise compensate our directors, officers, employees, independent contractors and agents above their regular compensation in recognition of the extraordinary efforts they may be required to undertake in connection with the successful implementation of the Plan of Dissolution.  Adoption of the Liquidation and Dissolution pursuant to the Plan of Dissolution by the requisite vote of the stockholders will constitute approval by the stockholders of any such cash or non-cash compensation.

Dissolution and Liquidation

If the Plan of Dissolution is approved by the requisite vote of the stockholders, the steps set forth below will be completed at such times as the Board, in its discretion and in accordance with the DGCL, deems necessary, appropriate or advisable in our best interests and the best interests of the stockholders:

●	The filing of a Certificate of Dissolution with the Delaware Secretary of State after obtaining a revenue clearance certificate from the Delaware Department of Finance.

●	The giving of notice, the disposition and the making of provision for any known, contingent or unknown claims in accordance with Section 280 of the DGCL.

●

The cessation of all of our business activities except those relating to winding up and liquidating our business and affairs, including, but not limited to, prosecuting and defending suits by or against us, collecting our assets, converting such assets into cash or cash equivalents, discharging or making provision for discharging our liabilities, withdrawing from all jurisdictions in which we are qualified to do business, and distributing our remaining property among our stockholders according to their interests.

●	The collection, sale, exchange or other disposition of all or substantially all of our non-cash property and assets, in one transaction or in several transactions to one or more persons.

●

The payment of or the making of reasonable provision for the payment of all claims and obligations known to us, and the making of such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party, including, without limitation, the establishment and setting aside of a reasonable amount of cash and/or property to satisfy such claims against and obligations of us.

●

The making of reasonable provision for the payment of claims and obligations that are unknown to us or that have not arisen, but that based on facts known to us, are likely to arise or to become known to us within five years after the Effective Date (or such longer period of time as the Delaware Court of Chancery may determine not to exceed ten years after the Effective Date).

●

The pro rata distribution to the stockholders, or the transfer to one or more liquidating trustees, for the benefit of the stockholders under a liquidating trust, of our remaining assets after payment or provision for payment of claims against and obligations of us.

●	The taking of any and all other actions permitted or required by the DGCL and any other applicable laws and regulations.

Liquidating Trust

If deemed necessary, appropriate or desirable by the Board, in furtherance of the liquidation and distribution of any remaining assets to stockholders in accordance with the Plan of Dissolution, we may transfer to one or more liquidating trustees, for the benefit of our stockholders under a liquidating trust, any or all of our assets, including any cash intended for distribution to creditors and stockholders not disposed of at the time of our dissolution. The Board is authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more of our directors, officers, employees, agents or representatives, to act as the initial trustee.  Any trustee so appointed shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in its capacity as trustee, shall assume all of our claims and obligations, including any unsatisfied claims and unknown or contingent liabilities.  Any conveyance of assets to a trustee shall be deemed to be a distribution of property and assets by us to our stockholders, including for United States federal income tax purposes.  Approval of the Plan of Dissolution by our stockholders shall constitute the approval of any trustee so appointed, any liquidating trust agreement, and any transfer of assets by us to the trust.

Whether or not a trust shall have been previously established, if it should not be feasible for us to make the final liquidating distribution to stockholders of all of our assets and properties prior to the third anniversary of the filing of a Certificate of Dissolution, then, on or before such date, we will be required to establish a trust and transfer any remaining assets and properties to the trustee.  Any such distribution shall be only in the form of cash.

Professional Fees and Expenses

It is specifically contemplated that we will obtain legal and accounting advice and guidance from one or more law and accounting firms in implementing the Plan of Dissolution, and we will pay all fees and expenses reasonably incurred by us in connection with or arising out of the implementation of the Plan of Dissolution, including the prosecution, defense, settlement or other resolution of any claims or suits by or against us, the discharge, filing and disclosure of outstanding obligations, liabilities and claims, the filing and resolution of claims with local, county, state and federal tax authorities, and the advancement and reimbursement of any fees and expenses payable by us pursuant to the indemnification we provide in our Certificate of Incorporation and Bylaws, the DGCL or otherwise.  In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, we may, in the absolute discretion of the Board, pay any brokerage, agency, professional, advisory, valuation, appraisal and other fees and expenses of persons rendering services to us in connection with collection, sale, exchange or other disposition of our property and assets and the implementation of the Plan of Dissolution.

Indemnification

We will continue to indemnify our directors, officers, employees, consultants, and agents to the maximum extent permitted by applicable law, our Certificate of Incorporation and Bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs.  If a liquidating trust is established, we will indemnify any trustees and their agents on similar terms.  The Board and any trustees appointed in connection with the formation of a liquidating trust are authorized at our expense to obtain and maintain insurance for the benefit of such directors, officers, employees, consultants, agents and trustees to the extent permitted by law and as may be necessary or appropriate to cover our obligations under the Plan of Dissolution, including seeking an extension in time and coverage of our insurance policies currently in effect.

Liquidating Distributions

We will, as determined by the Board: (i) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us; (ii) make such provisions as will be reasonably likely to be sufficient to provide payment for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party; and (iii) make such provision as will be reasonably likely to be sufficient to provide payment for claims that have not been made known to us or that have not arisen but that, based on facts known to us or our successor entity, are likely to arise or to become known within five years after the Effective Date (or such longer period of time as the Delaware Court of Chancery may determine not to exceed ten years after the Effective Date). Any of our assets remaining after the payment or the provision for payment of claims against and obligations of the Company shall be distributed by us pro rata to our stockholders.  Such distribution may occur all at once or in a series of distributions and may be in cash or assets, in such amounts, and at such time or times, as the Board or trustee(s), if any, in their absolute discretion, may determine.

If any liquidating distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing our common stock as may be required pursuant to the Plan of Dissolution, or for any other reason, then the distribution to which such stockholder is entitled will be transferred, at such time as the final liquidating distribution is made, to the official of such state or other jurisdiction authorized or permitted by applicable law to receive the proceeds of such distribution.  The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law.  In no event will the proceeds of any such distribution revert to or become the Company’s property.

If, after we have made final distributions, we hold assets with an aggregate value that the Board deems insufficient to pay all expenses associated with a supplemental distribution (provided that for the purpose of this provision such amount shall not exceed $25,000), we may abandon such assets or transfer such assets to a nonprofit organization or organizations that are exempt pursuant to Section 501(c) of the Code to be determined by the Board in its sole discretion.

Amendment, Modification or Revocation of Plan of Dissolution

If for any reason the Board determines that such action would be in our best interest and the best interest of the stockholders, the Board may, in its sole discretion and without requiring further stockholder approval, revoke the Plan of Dissolution and all action contemplated thereunder, to the extent permitted by the DGCL.  The Plan of Dissolution would be void upon the effective date of any such revocation.  The Board may not unilaterally amend or modify the Plan of Dissolution under circumstances that would require additional stockholder approval under the DGCL and federal securities laws without complying with such requirements.

Liquidation Under Code Sections 331 and 336

It is intended that the Plan of Dissolution constitute a plan of complete liquidation of the Company within the meaning of Sections 331 and 336 of the Code.  The Plan of Dissolution will be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 of the Code and the Treasury Regulations promulgated thereunder.

Filing of Tax Returns, Forms and Other Reports and Statements

The Plan of Dissolution authorizes our officers to make such elections for tax purposes as are deemed appropriate and in our best interest.  The Plan of Dissolution directs us to file an appropriate statement of corporate dissolution with the Internal Revenue Service (the “IRS”), to notify all jurisdictions of any withdrawals related to qualification to do business, to file final tax returns and reports as required, and to file the proper IRS forms related to the reporting of liquidating distributions to stockholders.

Estimated Liquidating Distributions

MANY OF THE FACTORS INFLUENCING THE AMOUNT OF CASH DISTRIBUTED TO STOCKHOLDERS AS A LIQUIDATING DISTRIBUTION CANNOT CURRENTLY BE QUANTIFIED WITH CERTAINTY AND ARE SUBJECT TO CHANGE.  ACCORDINGLY, YOU WILL NOT KNOW THE EXACT AMOUNT OF ANY LIQUIDATING DISTRIBUTIONS YOU MAY RECEIVE AS A RESULT OF THE PLAN OF DISSOLUTION WHEN YOU VOTE ON THE PROPOSAL TO APPROVE THE PLAN OF DISSOLUTION.  YOU MAY RECEIVE SUBSTANTIALLY LESS THAN THE AMOUNT CURRENTLY ESTIMATED.

As of July 15, 2018, we had approximately $22.8 million in assets, including approximately $22.7 million in cash.    In addition to settling between $0.5 million and $0.7 million of in-the-money stock options outstanding as of July 31, 2018 and the other liabilities reflected on our balance sheet, we anticipate using cash, and current assets converted to cash through the end of the liquidation process, for a number of items, including without limitation the following:

●	Ongoing operating, overhead and administrative expenses.
●	Severance and termination benefits afforded to terminated employees.
●	Operating lease obligations related to our corporate offices.
●	Purchasing insurance policies and coverage for periods subsequent to the Effective Date.
●	Expenses incurred in connection with the dissolution and our liquidation.
●	Professional, legal, tax, accounting, and consulting fees.

We intend to liquidate our cash assets and sell or dispose of our remaining non-cash assets for the best price available as soon as reasonably practicable after the Effective Date.  The amount of any contingency reserve established by the Board will be deducted before determining amounts available for distribution to stockholders.  Based on the foregoing, we estimate that the aggregate amount of cash distributions to our stockholders will be in the range of $0.50 to $0.53 per share of common stock.  However, uncertainties as to the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our stockholders or the timing of any such distribution.  If our stockholders do not approve the Plan of Dissolution, no liquidating distributions will be made pursuant to the Plan of Dissolution.

The following estimates are not guarantees, do not reflect the total range of possible outcomes and have not been audited or reviewed by our independent certified public accounting firm.  You may receive substantially less than the amount currently estimated, or you may not receive any liquidating distributions even if our stockholders approve the Plan of Dissolution.

Estimated Liquidating Distributions to Stockholders

	High Range of Net Proceeds for Distribution	Low Range of Net Proceeds for Distribution

Cash and cash equivalents of July 15, 2018	$22,723,000	$22,723,000
Employee compensation (a)	886,000	886,000
Professional fees (legal, tax, accounting, other)	344,000	444,000
Insurance (b)	345,000	345,000
Other operating expenses (c)	370,000	520,000
Total operating expenses	(1,945,000)	(2,195,000)
Total estimated liabilities and reserves	(1,500,000)	(2,500,000)
Settlement of in the money options outstanding (d)	(595,000)	(462,000)
Estimated cash to distribute to stockholders	$18,683,000	$17,566,000
Shares outstanding (e)	35,093,314	35,093,314
Estimated per share distribution	$0.53	$0.50

Notes:

a)

Includes: severance costs to be paid to three employees, amounting to $886,000, of which $734,000 relates to severance to be paid to our executive officers, including $370,000 to Jonathan Siegel pursuant to his employment agreement, and $364,000 paid to Kara Jenny in connection with her annual salary and reimbursement of medical benefits pursuant to her employment agreement. The Company will pay $129,000 in retention payments, of which $60,000 will be paid to Jonathan Siegel and $45,000 will be paid to Kara Jenny.

b)	Includes director and officer liability and other insurance premiums.

c)

Assumes filing of Certificate of Dissolution with the Delaware Secretary of State on or about September 30, 2018 and consists of the estimated costs of ongoing operating, overhead and administrative expenses (including independent contractor fees), and estimated dissolution and liquidation expenses

d)	Assumes a distribution of $0.53 and $0.50, respectively, for High Range and Low Range.

e)

Includes shares of Series B Preferred Stock on an as-converted basis and excludes 4,432,997 shares representing the net shares receivable upon the net exercise of all outstanding in the money options under our Amended and Restated Long Term Incentive Plans, which are being settled for cash in an amount equal to the difference between the relevant exercise price and the amount of liquidating distributions receivable by stockholders.

Pursuant to the Plan of Dissolution, we intend to liquidate all of our remaining non-cash assets and, after paying or making reasonable provision for the payment of claims against and obligations of the Company as required by law, distribute any remaining cash to stockholders.  We may defend suits and incur claims, liabilities and expenses (such as salaries and benefits, directors’ and officers’ insurance, payroll and local taxes, facilities expenses, legal, accounting and consulting fees, rent, and miscellaneous office expenses) following approval of the Plan of Dissolution and during the three years following the Effective Date.  Satisfaction of these claims, liabilities and expenses will reduce the amount of cash available for ultimate distribution to stockholders.  While we cannot predict the actual amount of our liabilities, other obligations and expenses and claims against us, we believe that available cash and any amounts received from the sale of our remaining non-cash assets will be adequate to provide for the satisfaction of our liabilities, other obligations and expenses and claims against us and that we will make one or more cash distributions to stockholders.

Assuming that the Plan of Dissolution is approved by the requisite vote of the stockholders, we intend to sell, liquidate or otherwise dispose of our remaining non-cash assets, consisting of patents, office furniture, equipment, supplies and other miscellaneous assets, and pay or make reasonable provision for the payment of claims against and obligations of the Company.  Although we are not able to predict with certainty the precise nature, amount or timing of any distributions, we presently expect to make an initial distribution, as soon as reasonably practicable following the Effective Date, to holders of record of our common stock as of the close of business on the Effective Date.  A range of approximately $0.50 and $0.53 per share is our best current estimate of the aggregate amount of cash that will ultimately be available for distribution to stockholders.  If the amount of our liabilities or the amounts that we expend during the liquidation are greater than we anticipate, our stockholders may receive substantially less than the amount currently estimated.  The Board has not established a firm timetable for any final distributions to stockholders.  Subject to contingencies inherent in winding up our business, the Board intends to authorize any distributions as promptly as reasonably practicable in our best interests and the best interests of the stockholders.  The Board, in its discretion, will determine the nature, amount and timing of all distributions.

Conduct of the Company Following Dissolution

If the Dissolution and Liquidation is approved, we will file a Certificate of Dissolution with the Delaware Secretary of State as soon as reasonably practicable after receipt of the required revenue clearance certificate from the Department of Finance.  We intend to make a public announcement in advance of the anticipated Effective Date.  After the Effective Date, our corporate existence will continue but we may not carry on any business except that appropriate to wind-up and liquidate our business and affairs, including, without limitation, collecting and disposing of our assets, satisfying or making reasonable provision for the satisfaction of our liabilities and, subject to legal requirements, distributing our remaining property among the stockholders.

Sale of Remaining Assets

The Plan of Dissolution gives the Board the authority to dispose of all of our remaining property and assets without further stockholder approval.  Stockholder approval of the Plan of Dissolution will constitute approval of any and all such future asset dispositions on such terms and at such prices as the Board, without further stockholder approval, may determine to be in our best interests and the best interests of our stockholders.  We may contract with one or more third parties to assist us in selling any remaining non-cash assets on such terms as are approved by the Board in our best interests and the best interests of our stockholders.  We may conduct sales by any means, including by competitive bidding or private negotiations, to one or more purchasers in one or more transactions over a period of time.

Contingency Reserve

In order to ensure that stockholders and directors are afforded certain protections under the DGCL, we may give notice by mail and publication of our dissolution to all persons known to have a claim against us and require those persons to submit their claims in accordance with the notice.  Any such notice will be mailed to all known claimants, including persons with claims asserted against us in a pending proceeding to which we are a party, and published in accordance with the DGCL.  Any claim against us will be barred if the known claimant is given the required notice and does not present the claim to us by the cut-off date referred to in the notice.

To dispose of any contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, we may send a notice to the contingent claimants and publish the notice in accordance with the DGCL.  After the receipt of any contingent claim, we will offer the claimant such security that, in the judgment of the Company, is sufficient to satisfy the claim if it were to mature.  The claimant must notify us within 120 days of the receipt of the offer or the claimant will be deemed to have accepted the security offered by us as the sole source from which the claim will be satisfied.

Finally, we will be required to provide security in an amount that is “reasonably likely” to be sufficient to provide compensation for any unknown claims that are likely to arise or to become known within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine (not to exceed ten years from the date of dissolution).

Under the DGCL, we are required, in connection with our dissolution, to satisfy or make reasonable provision for the satisfaction of all claims and liabilities.  Following the Effective Date, we will pay all expenses and other known liabilities and establish a contingency reserve, consisting of cash or other assets, that the Board believes will be adequate for the satisfaction of all current, contingent or conditional claims and liabilities.  We also will seek to acquire insurance coverage and take other steps the Board determines are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities.  At this time, we are not able to provide a precise estimate of the amount of the contingency reserve or the cost of insurance or other steps that may be undertaken to make provision for the satisfaction of liabilities and claims, but any such amount will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve may vary from time to time and will be based upon estimates and opinions of the Board, derived from consultations with management and outside experts, if the Board determines that it is advisable to retain such experts, and a review of our estimated contingent liabilities and estimated ongoing expenses, including, without limitation:  anticipated salary, retention, compensation and benefits payments; estimated legal and accounting fees; rent; payroll and other taxes; miscellaneous office expenses; facilities costs; expenses accrued in connection with the preparation of our financial statements; and costs related to public company reporting matters.  We anticipate that expenses for professional fees and other expenses of liquidation may be significant.  Our established contingency reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case a creditor could bring a claim against our stockholders for the total amount distributed by us to such stockholders pursuant to the Plan of Dissolution.  From time to time, we may distribute to stockholders on a pro rata basis any portions of the contingency reserve that the Board deems no longer necessary to reserve for unknown claims.

Potential Liability of Stockholders

Under the DGCL, if the amount of the contingency reserve and other measures calculated to provide for the satisfaction of liabilities and claims are insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us, each stockholder could be held liable for amounts due to creditors up to the amounts distributed to such stockholder under the Plan of Dissolution.

So long as we dispose of our claims in accordance with the DGCL, the potential for stockholder liability regarding a distribution continues for three years after the Effective Date.  Under the DGCL, our dissolution does not remove or impair any remedy available against the Company, its directors, officers or stockholders for any right or claim existing, or any liability incurred, prior to such dissolution or arising thereafter, unless the action or other proceeding thereon is not commenced within three years (or any court extension thereof) after the Effective Date.

If we were held by a court to have failed to make adequate provision for expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve, a creditor could seek an injunction against us to prevent us from making distributions to stockholders in accordance with the Plan of Dissolution.  Any such action could delay and substantially diminish liquidating distributions to stockholders.

Reporting Requirements

Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to stockholders.  If our stockholders approve the Plan of Dissolution, in order to curtail expenses, we intend, on or about the Effective Date, to seek relief from the SEC to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock.  If, however, we transfer our assets to a liquidating trust, the trust (as successor to the Company) would likely, if granted relief from the SEC, be required to file annual reports on Form 10-K (with unaudited financial statements) and current reports on Form 8-K along with any other reports that the SEC might require.  In either situation, the SEC may not grant us the requested relief.  If we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and will be required to continue to incur the expenses associated with these reporting requirements, including legal and accounting expenses, which will reduce the cash available for distribution to stockholders.

Closing of Transfer Books

The Board may direct that our stock transfer books be closed and the recording of transfers of common stock be discontinued as of the earliest of (i) the close of business on the Record Date fixed by the Board for the first or any subsequent installment of any liquidating distribution, (ii) the close of business on the date on which our remaining assets are transferred to a liquidating trust, or (iii) the date, or such later date as is reasonably practicable after, we file a Certificate of Dissolution with the Delaware Secretary of State.  We expect that the Board will close our stock transfer books on or around the Effective Date.  The Effective Date will be announced as soon as reasonably practicable after we receive a revenue clearance certificate from the Delaware Department of Finance.  Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates.  See “Cessation of Trading of Common Stock” below.

The liquidating distributions to stockholders pursuant to the Plan of Dissolution shall be in complete redemption and cancellation of all of the outstanding shares of the Company’s stock.  As a condition to receipt of the liquidating distribution, the Board or any trustees, if appointed in connection with the formation of a liquidating trust, may require the stockholders to: (i) surrender to the Company their certificates evidencing their shares of stock; or (ii) furnish the Company with evidence satisfactory to the Board or trustees, if any, of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board or trustees, if any.  After receipt of a liquidating distribution, each stockholder will cease to have any rights with respect to his, her or its shares, except the right to receive distributions pursuant to the Plan of Dissolution.

If the surrender of stock certificates will be required following the dissolution, we will send you written instructions regarding such surrender.  Any distributions otherwise payable by us to stockholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such stockholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property).

Cessation of Trading of Common Stock

We anticipate that we will notify FINRA of our impending dissolution and request that our common stock stop trading on the OTCQB on the Effective Date or as soon thereafter as is reasonably practicable.  As noted above, we also currently expect to close our stock transfer books on or around the Effective Date and to discontinue recording transfers and issuing stock certificates at that time.  Accordingly, it is expected that trading in our shares of common stock will cease on or very soon after the Effective Date

No Appraisal Rights

Under the DGCL, stockholders are not entitled to assert appraisal rights with respect to the Dissolution and Liquidation.

Regulatory Approvals

We are not aware of any United States federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Dissolution and Liquidation, except for compliance with applicable SEC regulations in connection with this Proxy Statement and compliance with the DGCL.  Additionally, our dissolution requires that we obtain a revenue clearance certificate from the Delaware Department of Finance certifying that we have paid or provided for every license fee, tax increase or penalty of the Company.  In order to obtain the revenue clearance certificate, we must file an application with the Delaware Department of Finance.  If our stockholders approve the Plan of Dissolution, we intend to file such application as soon as reasonably practicable after the Special Meeting.  We intend to file our Certificate of Dissolution with the Delaware Secretary of State as soon as reasonably practicable after we receive a revenue clearance certificate.

Interests of Management in the Dissolution of the Company

After the Effective Date, we expect that the Board (or some subset thereof) and some of our officers will continue in their positions for the purpose of winding up our business and affairs. We expect to compensate these individuals at reduced compensation levels in connection with their services provided during the implementation of the Plan of Dissolution on an hourly basis, with certain de minimis quarterly minimums.

Substantially contemporaneously with the initial distribution, as soon as reasonably practicable following the Effective Date, to holders of record of our common stock as of the close of business on the Effective Date we intend to make the following payments:

●

Jonathan Siegel, Chief Executive Officer and a Director, will receive a lump sum severance payment under his existing employment agreement of approximately $370,000 and an additional retention bonus of $60,000.

●

Kara Jenny, Chief Financial Officer, will receive a lump sum severance payment under her existing employment agreement of approximately $364,000 representing salary and reimbursement of medical benefits and an additional retention bonus of $45,000.

See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the number of shares of common stock owned by our directors and executive officers.

Accounting Treatment

Upon our dissolution, we plan to change our basis of accounting from the going-concern basis, which contemplates realization of assets and satisfaction of liabilities in the normal course of business, to the liquidation basis.  Under the liquidation basis of accounting, assets are stated at the lower of their carrying value or their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out the Plan of Dissolution.  For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock.  Valuations presented in the statement will represent management’s estimates, based on then present facts and circumstances, of the net realizable values of assets and costs associated with carrying out the Plan of Dissolution based upon management’s assumptions.

The valuation of assets and liabilities will require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Dissolution. The estimated net realizable value of the Company’s assets and the estimated settlement amounts for liabilities are expected to differ from estimates recorded in interim financial statements.

Certain Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States federal income tax consequences of our Liquidation and Dissolution pursuant to the Plan of Dissolution to the Company and its stockholders.  The discussion does not address all of the United States federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders that are subject to special treatment under United States federal income tax laws, including, without limitation, financial institutions, persons that own (actually or constructively) 5% or more of our voting stock, persons that are partnerships or other pass-through entities, non-United States individuals and entities, or persons who acquired their shares of our stock through compensatory arrangements. Furthermore, this discussion does not address any United States federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences of our Dissolution and Liquidation pursuant to the Plan of Dissolution and assumes that a liquidating trust will not be formed in connection with our Dissolution and Liquidation.

The following discussion is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.  The discussion assumes that shares of our stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion has no binding effect on the IRS or the courts.  Liquidating distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year.  We can give no assurance that the United States federal income tax treatment described herein will remain unchanged at the time of our liquidating distributions.  No ruling has been requested from the IRS with respect to any tax consequences of the Liquidation and Dissolution, and we will not seek any such ruling or an opinion of counsel with respect to any such tax consequences.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE PLAN OF DISSOLUTION AND IS NOT TAX ADVICE.  STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH THE COMPANY’S LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION, INCLUDING TAX REPORTING REQUIREMENTS AND THE EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Material United States Federal Income Tax Consequences to the Company

After the approval of the Liquidation and Dissolution and until our liquidation is completed, we will continue to be subject to United States federal income tax (including any personal holding company tax) on our taxable income, if any, such as interest income or gain from the sale of any of our remaining non-cash assets.  Upon the sale of any of our assets in connection with our liquidation, we will recognize gain or loss in an amount equal to the difference between: (i) the cash and the fair market value of any other consideration received for each asset sold; and (ii) our adjusted tax basis in the asset sold.  We should not recognize any gain or loss upon the distribution of cash to our stockholders in liquidation of their shares of stock.  We currently do not anticipate making distributions of property other than cash to stockholders.  If we make a liquidating distribution of property other than cash to stockholders, we will recognize gain or loss upon the distribution of such property as if we sold the distributed property for its fair market value on the date of the distribution.  We currently do not anticipate that our Liquidation and Dissolution pursuant to the Plan of Dissolution will produce a material corporate tax liability for United States federal income tax purposes.

Material United States Federal Income Tax Consequences to Stockholders

In general, for United States federal income tax purposes, we intend that amounts received by stockholders pursuant to the Plan of Dissolution will be treated as full payment in exchange for their shares of stock.  As a result of our Dissolution and Liquidation, stockholders generally will recognize gain or loss equal to the difference between: (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them; and (ii) their tax basis for their shares of stock.  In general, a stockholder’s gain or loss will be computed on a “per share” basis.  If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder, and the value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in the stock.  In general, a stockholder will recognize gain as a result of a liquidating distribution if the aggregate value of the distribution and prior liquidating distributions received by the stockholder with respect to a share exceeds the stockholder’s tax basis for that share.  Any loss generally will be recognized by a stockholder only when the stockholder receives the final liquidating distribution made by us to stockholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share.  Gain or loss recognized by a stockholder generally will be capital gain or loss and will be long-term capital gain or loss if the stock has been held for more than one year.  The deductibility of capital losses is subject to limitations.

In the unlikely event we make a liquidating distribution of property other than cash to stockholders, a stockholder’s tax basis in such property immediately after the distribution generally will be the fair market value of the property received by the stockholder at the time of distribution.  Gain or loss realized upon the stockholder’s future sale of that property generally would be measured by the difference between the proceeds received by the stockholder in the sale and the tax basis of the property sold.

If our liabilities are not fully covered by the cash or other assets in its contingency reserve or otherwise satisfied through insurance or other reasonable means (See “Contingency Reserve” above), payments made by a stockholder in satisfaction of those liabilities generally would produce a capital loss for such stockholder in the year the liabilities are paid.  The deductibility of any such capital loss would generally be subject to limitations under the Code.

Reporting of Liquidating Distributions and Back-Up Withholding

After the close of each taxable year, we will provide stockholders and the IRS with a statement of the amount of cash distributed to stockholders in connection with our liquidation and our best estimate as to the value of any property distributed to stockholders during the relevant taxable year.  In the unlikely event we make a liquidating distribution of property other than cash to stockholders, no assurance can be given that the IRS will not challenge our valuation of the distributed property.  Certain stockholders may be subject to special rules regarding information to be provided with the stockholder’s United States federal income tax returns.  Stockholders should consult their own tax advisors as to the specific tax consequences to them in connection with our Liquidation and Dissolution pursuant to the Plan of Dissolution, including tax reporting requirements.  Liquidating distributions made to stockholders pursuant to the Plan of Dissolution may be subject to back-up withholding (currently at a rate of 24%).  Back-up withholding generally will not apply to payments made to exempt recipients, including corporations or financial institutions, or individuals who furnish their correct taxpayer identification number or a certificate of foreign status and other required information.  Back-up withholding is not an additional tax.  Rather, amounts withheld generally may be used as a credit against a stockholder’s United States federal income tax liability or the stockholder may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.

Required Vote

All holders of the Company’s common stock as of the Record Date are entitled to vote on Item 1.  The approval of the Plan of Dissolution requires the affirmative vote of a majority of all of the outstanding shares of the Company’s common stock, including the vote of the Series B Preferred Stock voting on an as-converted basis which is entitled to exercise an aggregate of 80% of the total votes that may be cast.  Abstentions and broker non-votes will have the same effect as votes against Item 1.  It is intended that shares represented by the enclosed form of Proxy Card will be voted in favor of Item 1 unless otherwise specified in such Proxy Card.

Recommendation of the Board

The Board has determined that the voluntary Liquidation and Dissolution pursuant to the Plan of Dissolution is advisable and in our best interests and the best interests of the stockholders.

THE BOARD HAS APPROVED THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION SUBSTANTIALLY IN THE FORM ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PLAN OF DISSOLUTION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company has two classes of stock outstanding, its common stock and its Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock are convertible on a one-for-one basis into shares of our common stock. The holders of the Company’s common stock are entitled to one vote per share of common stock held on all matters submitted to a vote of stockholders, and holders of Series B Convertible Preferred Stock are entitled to cast an aggregate of 80% of the total votes that may be cast on all matters presented to the stockholders. The holders of our common stock have equal rights to receive dividends, when and if declared by our Board of Directors, out of funds legally available for such purpose, and holders of our Series B Convertible Preferred Stock will receive the equivalent amount of any dividends as the holders of our common stock, on an as converted basis. In the event of liquidation, holders of our common stock are entitled to share ratably in our net assets available for distribution to stockholders, and holders of Series B Convertible Preferred Stock will receive the equivalent amount of liquidation proceeds as the holders of our common stock, on an as converted basis. The table below sets forth the number and percentage of shares of our common stock beneficially owned as of July 31, 2018, by the following persons: (i) stockholders known to us who own 5% or more of our outstanding shares; (ii) each of our Directors and Named Executive Officers; and (iii) our Directors and Named Executive Officers as a group.

Except as otherwise set forth below, the address of each of the persons listed below is Walker Innovation Inc., Two High Ridge Park, Stamford, CT 06905. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes options to purchase shares of our common stock exercisable within 60 days that have been granted under our Amended and Restated Long Term Incentive Plan.

Title of Class	Name of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class
Common Stock	Walker Digital, LLC	28,655,042(2)	81.7%
Series B Convertible Preferred Stock	Walker Digital, LLC	14,999,000(3)	100.0%
Common Stock	Genesis Capital Advisors, LLC	1,878,329(4)	1.9%
Common Stock	IP Navigation Group, LLC	1,445,000(5)	1.4%
Common Stock	Del Mar Asset Management, LP	2,487,763(6)	2.5%
Common Stock	Jay S. Walker	28,755,389(7)	81.9%
Series B Convertible Preferred Stock	Jay S. Walker	14,999,000(7)	100.0%
Common Stock	Jonathan A. Siegel	1,350,000(8)	1.3%
Common Stock	Kara B. Jenny	950,000(9)	0.9%
Common Stock	Jonathan Ellenthal	1,271,825(10)	1.3%
Common Stock	Nathaniel J. Lipman	295,000(11)	0.3%
Common Stock	Richard J. Salute	140,000(12)	0.1%
Common Stock	All Directors and Named Executive Officers as a group (6 persons)	32,762,214(13)	82.7%

(1)

The number of shares of common stock includes shares owned and exercisable options (including options that will be exercisable within 60 days after July 31, 2018). On July 16, 2018, the Compensation Committee of the Board of Directors recommended the acceleration of vesting of an aggregate of 513,340 options, which are reflected in the beneficial ownership numbers above.

(2)

Includes shares owned beneficially or deemed to be owned beneficially by Walker Digital, LLC and with respect to which may be deemed to have shared voting and investment power with Jay S. Walker as follows:

(a)	1,661,242 shares of common stock; and

(b)

14,999,000 shares of Series B Convertible Preferred Stock, which are convertible at the option of the holder thereof, at any time and from time to time, into an equal number of shares of our common stock. As a result, of the voting power of the Series B Convertible Preferred Stock, Walker Digital, LLC may be deemed to beneficially own an additional 11,994,800 shares of common stock due to the voting power conferred upon such holder by the Series B Convertible Preferred Stock it holds.

(3)

Each share of Series B Convertible Preferred Stock, is convertible at the option of the holder thereof, at any time and from time to time, into one share of common stock. All shares of Series B Convertible Preferred Stock will vote together with the common stock on all matters to which stockholders are entitled to vote. The holder of the Series B Convertible Preferred Stock is entitled to cast 80% of the total votes that may be cast with respect to any such matter.

(4)

Based on a Schedule 13G/A filed by Genesis Capital Advisors LLC (“GCA”) and Genesis Opportunity Fund, LP (“GOF”) on February 12, 2018. Represents 1,535,529 shares of common stock held by GOF and 1,878,329 shares of common stock beneficially owned by GCA, which is the investment manager of GOF. Ethan Benovitz and Jaime Hartman, as individuals, act as co-investment managers to the GOF and as managing members of GCA. Accordingly, Messrs. Benovitz and Hartman may be deemed to beneficially own 1,878,329 shares of common stock. As set forth in the Schedule 13G/A each of GCA, GOF, and Messrs. Benovitz and Hartman have disclaimed beneficial ownership of such securities except to the extent of their pecuniary interest therein. The business address of GCA is 1212 Avenue of the Americas, 19th Floor, New York, NY 10036.

(5)	The business address of IP Navigation Group, LLC is Chateau Plaza, 2515 McKinney Ave., Suite 1000, Dallas, TX 75201.

(6)

Based upon a Schedule 13G and a Form 4 filed by Del Mar Asset Management, LP on February 24 and 26, 2014, respectively. Represents 2,028,900 shares of common stock held by Del Mar Master Fund, Ltd., a Cayman Islands exempted company (the ‘‘Master Fund’’) and 458,863 shares of common stock held by RockMaple Concentrated Alpha Trust, a Cayman Islands exempted company (‘‘RockMaple’’). David Freelove is the managing member of Del Mar Management, LLC, a Delaware limited liability company (the ‘‘GP’’). The GP is the general partner of Del Mar Asset Management, LP, a Delaware limited liability company (‘‘DMAM’’), and as such, directs DMAM’s operations. DMAM serves as the investment manager of the Master Fund. Mr. Freelove has sole voting or investment control over shares held by RockMaple. The business address of Del Mar Asset Management, LP is One Grand Central Place, 60 East 42nd Street, Suite 450, New York, NY 10165.

(7)	Includes shares owned beneficially or deemed to be owned beneficially by Jay S. Walker as follows:

(a)	287,295 shares of common stock directly and with respect to which he has sole voting and investment power; and

(b)

1,661,242 shares of common stock and 14,999,000 shares of Series B Convertible Preferred Stock, which are convertible at the option of the holder thereof, at any time and from time to time, into an equal number of shares of our common stock with respect to which may be deemed to have shared voting and investment power with Walker Digital, LLC. As a result of the voting power of the Series B Convertible Preferred Stock, Walker Digital, LLC may be deemed to beneficially own an additional 11,994,800 shares of common stock due to the voting power conferred upon such holder by the Series B Convertible Preferred Stock it holds.

(8)	Represents shares of common stock underlying stock options owned beneficially or deemed to be owned beneficially by Jonathan A. Siegel.

(9)	Represents shares of common stock underlying stock options owned beneficially or deemed to be owned beneficially by Kara B. Jenny.

(10)	Includes shares owned beneficially or deemed to be owned beneficially by Jonathan Ellenthal as follows:

(a)	71,825 shares of common stock directly and with respect to which he has sole voting and investment power;

(b)	1,200,000 shares of common stock underlying stock options; and

(c)	excludes Mr. Ellenthal’s 8% ownership in Walker Digital, LLC.

(11)	Represents shares of common stock underlying stock options owned beneficially or deemed to be owned beneficially by Nathaniel J. Lipman.

(12)	Represents shares of common stock underlying stock options owned beneficially or deemed to be owned beneficially by Richard J. Salute.

(13)	See notes (1) and (7) through (12).

GENERAL

Management does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Special Meeting. If any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

We will bear the cost of preparing, printing, assembling and mailing the Proxy Statement and other material that may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at our request. In addition to the solicitation of proxies by use of the mails, officers and regular employees of Walker Innovation may solicit proxies without additional compensation, by telephone or other electronic means. We may reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals and obtaining their proxies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Walker Innovation’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov . You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

We will only deliver one Proxy Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of this Proxy Statement and any future annual reports and proxy or information statements to any stockholder at a shared address to which a single copy of this Proxy Statement was delivered, or deliver a single copy of this Proxy Statement and any future annual reports and proxy or information statements to any stockholder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the Company at following address: Joanne Gray, Assistant Secretary, Walker Innovation Inc., Two High Ridge Park, Stamford, CT 06905.

Walker Innovation is incorporating by reference in this Proxy Statement, and will deliver to each person being solicited by this Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 (each as filed with the SEC), including the financial statements contained therein.

OTHER MATTERS TO BE PRESENTED AT THE SPECIAL MEETING

The Company did not have notice, as of July 31, 2018, of any matter to be presented for action at the Special Meeting, except as discussed in this Proxy Statement. The persons authorized by the accompanying form of proxy will vote in their discretion as to any other matter that comes before the Special Meeting.

STOCKHOLDER PROPOSALS

The Annual Meeting of Stockholders for the fiscal year ending December 31, 2018 is expected to be held in May 2019, in the event our Liquidation and Dissolution is not approved at the Special Meeting. Any stockholder proposal intended to be included in our proxy statement and form of proxy for presentation at the 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us not later than December 15, 2018. As to any proposal submitted for presentation at the 2019 Annual Meeting of Stockholders outside the processes of Rule 14a-8, the proxies named in the form of proxy for the 2019 Annual Meeting of Stockholders will be entitled to exercise discretionary authority on that proposal unless we receive notice of the matter on or before February 27, 2019.

By Order of the Board of Directors, /s/ Jonathan A. Siegel Jonathan A. Siegel Chief Executive Officer and Secretary Dated: August 6, 2018

APPENDIX A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

WALKER INNOVATION INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the dissolution and liquidation of Walker Innovation Inc., a Delaware corporation (the “Company”), in accordance with Section 275 and other applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

1.              Approval and Adoption of Plan. This Plan shall be effective when all of the following steps have been completed:

(a)     Resolutions of the Company’s Board of Directors: The Company’s Board of Directors (the “Board”) shall have adopted a resolution or resolutions with respect to the following:

(i)	the Board shall deem it advisable for the Company to be dissolved and liquidated completely;
(ii)	the Board shall approve this Plan as the appropriate means for carrying out the complete dissolution and liquidation of the Company; and
(iii)

the Board shall determine that, as part of the Plan (but not as a separate matter arising under Section 271 of the DGCL), it is deemed expedient and in the best interests of the Company, to sell or transfer certain immaterial patent assets of the Company (the “Maintained Patents”), to one of the existing licensees of such Maintained Patents (the “Asset Sale”), and, subject to the approval by the requisite stockholders of the Company at a special or annual meeting of the stockholders of the Company called for such purpose by the Board, or by written consent (the “Stockholder Approval”), to transfer any proceeds of the Asset Sale and any of the Company’s assets remaining after the Asset Sale (collectively, the “Remaining Assets”) after satisfaction of all liabilities and obligations of the Company remaining on the date of dissolution of the Company (collectively, the “Remaining Liabilities”) to the Company’s creditors or stockholders, as appropriate.

(b)     Adoption of this Plan by the Company’s Stockholders. This Plan, including the dissolution of the Company and those provisions authorizing the Board to proceed with, subject to Stockholder Approval, the transfer of the Remaining Assets to the Company’s stockholders and creditors, as appropriate, shall have been approved by the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote thereon at a special or annual meeting of the stockholders of the Company called for such purpose by the Board pursuant to Section 275(c) of the DGCL (namely, the holders of a majority of the outstanding shares of Common Stock and the holders of a majority of the outstanding shares of Preferred Stock of the Company). The date of such approval shall be referred to in this Plan as the “Approval Date.”

2.              Dissolution and Liquidation Period. Once the Plan is effective, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable:

(a)     the filing of a Certificate of Dissolution of the Company (the “Certificate of Dissolution”) pursuant to Section 275 of the DGCL specifying the date (no later than ninety (90) days after the filing) upon which the Certificate of Dissolution shall become effective (the “Effective Date”);

(b)     notification to FINRA of the Effective Date at least 10 calendar days prior thereto pursuant to the FINRA Uniform Practice Code, including a request for withdrawal of the Company’s trading symbol from the Over-the-Counter Market;

(c)     from and after the Effective Date, the cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;

(d)     the negotiation and consummation of sales and conversion of all of the Remaining Assets of the Company into cash and/or other distribution form, including where appropriate the assumption by the purchaser or purchasers of any or all liabilities of the Company, or if any Remaining Asset shall be deemed to have no commercial value, to take such actions as may be necessary to properly abandon such Remaining Asset under applicable law;

(e)     the dissolution and liquidation of any subsidiary entities wholly-owned by the Company remaining after the actions taken pursuant to foregoing subparagraph (c), including the cessation of all of the business activities of any such entities and the withdrawal of any such entities from any jurisdiction in which it is qualified to do business, together with such filings as are required under applicable law;

(f)     the taking of all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL; and

(g)     the (1) payment or making reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company; (2) making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (3) making of such provision as shall be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years after the date of dissolution.

In addition, notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 281(b) of the DGCL, and the adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Sections 280 and 281(a) thereof.

3.              Authority of Officers and Directors.

(a)     After the Effective Date, Jonathan Siegel shall continue as sole director and Chief Executive Officer and Kara Jenny shall continue as the Chief Financial Officer of the Company for the purpose of winding up the affairs of the Company as contemplated by Delaware law. The Board may appoint additional or replacement directors or officers, hire employees and retain independent contractors and advisors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, shall be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by the stockholders of the Company as provided in Section 1 above shall constitute the approval by the Company’s stockholders of the Board’s authorization of the payment of any such compensation.

(b)     The adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (1) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (2) to proceed with the Asset Sale and subject to Stockholder Approval, to transfer the Remaining Assets to the Company’s stockholders or otherwise to sell, dispose, convey, transfer and deliver all of the assets and properties of the Company, including the Maintained Patents in the event the Asset Sale is not consummated; (3) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL; and (4) for the Board to distribute any properties and assets of the Company and all remaining funds pro rata to the holders of the Common Stock of the Company in accordance with the respective number of shares of such Common Stock then held of record by them as of the Effective Date (“Final Record Stockholders”).

4.              Conversion of Assets Into Cash and/or Other Distributable Form.

(a)     Subject to approval by the Board and the consummation of the Asset Sale or the establishment of alternative arrangements regarding the Maintained Patents, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to (1) collect all sums due or owing to the Company, (2) sell and convert into cash and/or other distributable form, all the remaining assets and properties of the Company, if any, and (3) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Sections 2 and 3 above, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan.

(b)     The adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for any sale, exchange or other disposition of the properties and assets of the Company contemplated by the Plan (including the Asset Sale), whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all such contracts for sale, exchange or other disposition. The Company may invest in such interim assets as determined by the Board in its discretion, pending conversion to cash or other distributable forms.

5.              Professional Fees and Expenses.

(a)     It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation and Bylaws, as amended and/or restated, or the DGCL or otherwise.

(b)     In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services, including accountants, tax advisors and valuation experts, to the Company in connection with the Asset Sale and the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

6.              Indemnification. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation and Bylaws (each as amended to date) and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including without limitation directors’ and officers’ liability coverage for acts and omissions in connection with implementation of this Plan.

7.              Liquidating Distributions.

(a)     In the event Stockholder Approval is obtained and the Asset Sale is consummated or alternative arrangements regarding the Maintained Patents shall be established, liquidating distributions, if any, shall be made from time to time after the filing of the Certificate of Dissolution as provided in Section 1 above and adoption of this Plan by the stockholders to the Final Record Stockholders pro rata based on the number of shares of such Common Stock then held of record by them; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company). Liquidating distributions shall be made in cash or to the extent necessary in kind, including in stock of, or ownership interests in, subsidiaries of the Company and remaining assets of the Company, if any. Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with Section 281 of the DGCL, may determine; provided, however, that the Company shall complete the distribution of all its properties and assets to its stockholders as provided in this Section in any event on or prior to the tenth anniversary of the Approval Date (the “Final Distribution Date”).

(b)     If and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property in an amount not less than $1.5 million nor greater than $2.5 million to satisfy claims against the Company and other obligations of the Company (a “Contingency Reserve”), including, without limitations, (1) tax obligations, (2) all expenses of the sale of the Company’s property and assets, if any, (3) the salary, fees and expenses of members of the Board, management and employees, (4) expenses for the collection and defense of the Company’s property and assets, and (5) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. Any unexpended amounts remaining in a Contingency Reserve shall be distributed to the Company’s stockholders no later than the Final Distribution Date.

(c)     As provided in Section 12 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. Subject to Stockholder Approval, the adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for the making by the Board of all distributions contemplated in this Section 7.

8.              Liquidating Trusts. The Board may but is not required to establish a Liquidating Trust (the “Liquidating Trust”) and distribute assets (including the Maintained Patents, in the event the Asset Sale is not consummated) of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The trustees shall in general be authorized to take charge of the Company’s property, and to sell and convert into cash any and all corporate non-cash assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

9.              Unallocated Stockholders. Any cash or other property held for distribution to stockholders of the Company who have not, at the time of the final liquidating distribution, been located shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. Such cash or other property shall thereafter be held by such person(s) solely for the benefit of and ultimate distribution, but without interest thereon, to such former stockholder or stockholders entitled to receive such assets, who shall constitute the sole equitable owners thereof, subject only to such escheat or other laws as may be applicable to unclaimed funds or property, and thereupon all responsibilities and liabilities of the Company with respect thereto shall be satisfied and exhausted. In no event shall any of such assets revert to or become the property of the Company.

10.             Amendment, Modification or Abandonment of Plan. If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan and all actions contemplated thereunder, including the Asset Sale or the proposed dissolution of the Company, notwithstanding stockholder approval of the Asset Sale or the Plan, to the extent permitted by the DGCL; provided, however, that the Board shall not abandon the Plan following the filing of the Certificate of Dissolution without first obtaining stockholder consent. Upon the abandonment of the Plan, the Plan shall be void.

11.             Cancellation of Stock and Stock Certificates.

(a)     After known liabilities of the Company have been paid to the full extent possible, and the remaining assets of the Company, if any, have been distributed to the stockholders, the stockholders shall surrender any and all certificates representing the stock of the Company and shall have no further rights against the Company, whether arising out of each stockholder’s status as a stockholder or as a creditor of the Company.

(b)     Following the filing of a Certificate of Dissolution of the Company, the Company’s share transfer books shall be closed and the Company’s capital stock and stock certificates evidencing the Company’s capital stock will be treated as no longer being outstanding.

12.             Liquidation under Code Sections 331 and 336. It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder.

13.             Filing of Tax Forms. The appropriate officers of the Company are authorized and directed, within thirty (30) days after the effective date of the Plan, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

SPECIAL MEETING OF STOCKHOLDERS OF

WALKER INNOVATION INC.

September 5, 2018

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/19637

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030000000000001000 3 090518

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
Item 1. Approve dissolution and complete liquidation of Walker Innovation Inc.	☐	☐	☐

Item 2. To transact any other business as may be properly presented at the Special Meeting or any adjournment or postponement thereof

The undersigned stockholder of Walker Innovation Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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WALKER INNOVATION INC.

COMMON STOCK

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby constitutes and appoints Jay S. Walker and Jonathan Ellenthal, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Common Stock of Walker Innovation Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on Wednesday, September 5, 2018 at Five High Ridge Park, Stamford, CT 06905 at 10:00 a.m. local time, and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon matters listed on the reverse side, and otherwise in their discretion.

IF VOTING BY MAIL, YOU MUST COMPLETE THE REVERSE SIDE OF THIS CARD.

1.1 14475

0

WALKER INNOVATION INC.

SERIES B CONVERTIBLE PREFERRED STOCK
SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby constitutes and appoints Jay S. Walker and Jonathan Ellenthal, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Series B Convertible Preferred Stock of Walker Innovation Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on Wednesday, September 5, 2018 at Five High Ridge Park, Stamford, CT 06905 at 10:00 a.m. local time, and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon matters listed on the reverse side, and otherwise in their discretion.

IF VOTING BY MAIL, YOU MUST COMPLETE THE REVERSE SIDE OF THIS CARD.

1.1 14475